EXHIBIT 5.1

One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424

404-881-7000
Fax: 404-881-7777
www.alston.com

Laura G. Thatcher	Direct Dial: 404-881-7546	E-mail: lthatcher@alston.com

April 27, 2005

Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240

Re:	Form S-8 Registration Statement —
2005 Long-Term Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel for Duke Realty Corporation, an Indiana corporation (the “Corporation”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering 7,000,000 shares (the “Shares”) of the Corporation’s common stock, $0.01 par value, that may be issued pursuant to the Duke Realty Corporation 2005 Long-Term Incentive Plan (the “Plan”). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

     We have examined the Third Restated Articles of Incorporation of the Corporation, as amended, the Third Amended and Restated Bylaws of the Corporation, records of proceedings of the Board of Directors of the Corporation deemed by us to be relevant to this opinion letter, the Registration Statement and other documents and agreements we deemed necessary for purposes of expressing the opinions set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinions set forth herein.

     As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Corporation and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

     This opinion letter is provided to the Corporation and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinions rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

Bank of America Plaza	90 Park Avenue	3201 Beechleaf Court, Suite 600	601 Pennsylvania Avenue, N.W.
101 South Tryon Street, Suite 4000	New York, NY 10016	Raleigh, NC 27604-1062	North Building, 10th Floor
Charlotte, NC 28280-4000	212-210-9400	919-862-2200	Washongton, DC 20004-2601
704-444-1000	Fax: 212-210-9444	Fax: 919-862-2260	202-756-3300
Fax: 704-444-1111			Fax: 202-756-3333

Duke Realty Corporation
April 27, 2005

     Our opinion set forth below is limited to the Indiana Business Corporation Law, applicable provisions of the Constitution of the State of Indiana and reported judicial decisions interpreting such Corporation Law and Constitution, and we do not express any opinion herein concerning any other laws.

     Based on the foregoing, it is our opinion that the 7,000,000 Shares covered by the Registration Statement and to be issued pursuant to the Plan, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely, ALSTON & BIRD LLP
By:	/s/ Laura G. Thatcher
Laura G. Thatcher, Partner